TRUST FOR CREDIT UNIONS

Certificate of Amendment

The undersigned, being a duly elected and acting Trustee of Trust for Credit Unions (the “Trust”), a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 8.3 of the Third Amended and Restated Declaration of Trust dated November 25, 2014, as amended to date (the “Declaration of Trust”), and by the affirmative vote of all of the Trustees at a meeting duly called and legally held on [August 12], 2021 at which a quorum was present and acting throughout, the Declaration of Trust was amended as set forth below:
1.
The first paragraph of Section 5.11 of the Declaration of Trust is amended to reflect the addition of two new Series, the Enhanced Income Intermediate Credit Portfolio and Enhanced Income Credit Plus Equity Portfolio.  The paragraph is revised to read as follows:

Section 5.11 Series or Class Designation.  The Shares of the Trust are currently divided into the following Series:  Government Money Market Portfolio; Ultra-Short Duration Portfolio; Short Duration Portfolio; Enhanced Income Intermediate Credit Portfolio; and Enhanced Income Credit Plus Equity Portfolio.  All Shares (formerly known as “Units”) of the TCU Class and the Investor Class of each such Series issued and outstanding on the date hereof will continue to be designated as Shares of the TCU Class or Investor Class, as applicable, of such Series.
The Trustees further authorized and empowered that the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary of the Trust be, and each of them thereby is, severally authorized and empowered, in the name of the Trust, to execute and deliver any and all documents, and to take all such actions, as are appropriate or desirable for the implementation of the registration of Shares of the Enhanced Income Intermediate Credit Portfolio and Enhanced Income Credit Plus Equity Portfolio.
IN WITNESS WHEREOF, the undersigned has executed this certificate on the [__] day of August, 2021.

TRUST FOR CREDIT UNIONS By: ______________________________ Name: Julie A. Renderos Its: Board Chair and Trustee